Exhibit 99.1

OCZ Technology Investigation Substantially Complete, Plans Restatement of Financial Statements and Announces Conference Call and Webcast

SAN JOSE, CA — December 17, 2012 - OCZ Technology Group, Inc. (Nasdaq:OCZ), a leading provider of high-performance solid-state drives (SSDs) for computing devices and systems, today announced that the Audit Committee’s investigation, assisted by third party legal and financial advisors, has been substantially completed and a preliminary report has been provided to the Audit Committee. While there continue to be various matters requiring further investigation, the Company believes they will be concluded shortly. The Audit Committee has approved this report and, in consultation with management, concluded that the Company should restate the results for the first quarter of fiscal 2013, as well as the results for certain quarters of fiscal 2012 and for the fiscal year 2012.

The restatements primarily relate to the timing of revenue recognition, the classification of certain customer incentive costs and for the level of reserves for product returns. The number of prior periods affected and the impact of the adjustments will be disclosed in more detail in the Company’s restated financial statements, which will be provided as soon as practical. The Board and management are in discussions with Crowe Horwath LLP, the Company’s independent auditors regarding the matters identified in the investigation.

Until the restatements are released, in addition to the financial statements for the periods referenced above, related press releases and shareholder communications describing our financial statements and the report of Crowe Horwath LLP related to the financial statements as of and for the year ended February 29, 2012 should no longer be relied upon.

During the recent unreported quarters ended August and November 2012, the Company has worked diligently to continue to support its customers. In addition, the Company’s product development efforts are on track and it currently expects new product announcements to be made on schedule in the current quarter. The collection of receivables and inventory levels have been more effectively managed resulting in improved cash flow and a reduction in the total amount drawn on the Company’s credit facility with Wells Fargo Capital Finance. The Company is also negotiating with Wells Fargo to amend the credit facility to reflect the impact of the current financial situation, as the Company has been in default with the liquidity test and related financial covenants. The Company today also submitted a letter to NASDAQ for its approval which described the plan and timing under which the Company expected that it would bring its financial reporting current.

“We understand that restating prior periods is very disappointing and unacceptable to our shareholders. While this investigation process has taken longer than originally anticipated, it has helped the Company to identify the relevant issues to enable the financial reporting to be finalized, “stated Ralph Schmitt, CEO of OCZ Technology. “We continue to successfully compete in the market and recently released our Vector product, widely reported as the industry’s highest performing drive. The Company continues to execute well on its product and business plans.”

The Company will host a conference call for investors beginning at 9:00 a.m. Eastern Standard Time (6:00 a.m. Pacific Standard Time) on Tuesday December 18, 2012 to discuss the matters in this press release and current corporate developments. A live audio webcast of the conference call will be available by visiting the Investor Relations events conference call section of OCZ’s website at http://ir.stockpr.com/ocztechnology/conference-calls, which will be archived for replay until December 28, 2012. All interested parties can join the call by dialing (253) 237-1170 or (877) 372-0867. Please call-in 15 minutes prior to the call to secure a line. To access the archived conference call, please dial (404) 537-3406 or (855)859-2056 and enter replay passcode 82908372.

About OCZ Technology Group, Inc.

Founded in 2002, San Jose, CA-based OCZ Technology Group, Inc. (OCZ) is a global leader in the design, manufacturing, and distribution of high-performance solid-state storage solutions and premium computer components. Offering a complete spectrum of solid-state drives (SSDs), OCZ provides SSDs in a variety of form factors and interfaces (i.e. PCIe, SAS and SATA) to address a wide range of client and enterprise applications. Having developed firmware and controller platforms, to virtualization and endurance extending technologies, the Company delivers vertically integrated solutions enabling transformational approaches to how digital data is captured, stored, accessed, analyzed and leveraged by customers. For more information, please visit: www.ocztechnology.com.

Forward Looking Statements

Certain statements in this release relate to future events and expectations and as such constitute forward-looking statements involving known and unknown factors that may cause actual results of OCZ Technology Group, Inc. to be different from those expressed or implied in the forward-looking statements. In this context, words such as “will,” “would,” “expect,” “anticipate,” “should” or other similar words and phrases often identify forward-looking statements made on behalf of OCZ. It is important to note that actual results of OCZ may differ materially from those described or implied in such forward-looking statements based on a number of factors and uncertainties, including, but not limited to, the risk that additional information may arise from the oversight of the Audit Committee; the risk that the process of preparing and auditing the financial statements or other subsequent events would require OCZ to make additional adjustments; the time and effort required to complete the restatement of the financial reports; the ramifications of OCZ’s potential inability to timely file required reports; including potential delisting of OCZ’s common stock on NASDAQ; the risk of litigation or governmental investigations or proceedings relating to such matters; the risk that OCZ may not be able to successfully negotiate an amendment to its credit facility; market acceptance of OCZ’s products and OCZ’s ability to continually develop enhanced products; adverse changes both in the general macro-economic environment as well as in the industries OCZ serves, including computer manufacturing, traditional and online retailers, information storage, internet search and content providers and computer system integrators; OCZ’s ability to efficiently manage material and inventory, including integrated circuit chip costs and freight costs; and OCZ’s ability to generate cash from operations, secure external funding for its operations and manage its liquidity needs. Other general economic, business and financing conditions and factors are described in more detail in “Item 1A — Risk Factors” in Part I in OCZ’s Annual Report on Form 10-K filed with the SEC on May 14, 2012, and statements made in other subsequent filings. The filing is available both at www.sec.gov as well as via OCZ’s website at www.ocztechnology.com. OCZ does not undertake to update its forward-looking statements.

All trademarks or brand names referred to herein are the property of their respective owners.

OCZ Press Contact:

Scott Harlin

Director of Marketing Communications – Enterprise

(408) 440-3484

sharlin@ocztechnology.com

OCZ Investor Relations Contact:

Bonnie Mott

Senior Manager of Investor Relations

(408) 440-3428

bmott@ocztechnology.com